Exhibit 99.1

MALACHITE INNOVATIONS ANNOUNCES CLOSING OF $3.0 MILLION CAPITAL RAISE AND INITIAL ESG ACQUISITIONS

CLEVELAND, OHIO – (May 13, 2022) – MALACHITE INNOVATIONS, INC. (OTC Mkts: MLCT) (“Malachite”) announces the closing of a $3.0 million capital raise and purchase of 80% of the common stock of Range Environmental Resources, Inc. (“Range Environmental Resources”) and Range Natural Resources, Inc. (“Range Natural Resources”), representing the Company’s first acquisition of an environmental services business through Daedalus Ecosciences, Inc. (“Daedalus”), its wholly-owned ESG-focused operating subsidiary.

$3.0 Million Capital Raise

Malachite raised $3.0 million from two strategic investors, with $1.0 million used to fund the cash portion of the Range Environmental Resources and Range Natural Resources share purchase and the remaining $2.0 million intended for general corporate purposes.

Indemnity National Insurance Company (“Indemnity National”) purchased 13,333,333 shares of Malachite’s common stock in a privately-placed transaction at a price of $0.15 per share. Indemnity National also received warrants to purchase an additional 13,333,333 shares of Malachite’s common stock at $0.60 per share.

Tower IV LLC (“Tower IV”), an investment company controlled by Joseph E. LoConti and the largest shareholder of the Company, increased its holding by purchasing 6,666,667 shares of Malachite’s common stock at a price of $0.15 per share. Tower IV also received warrants to purchase an additional 6,666,667 shares of Malachite’s common stock at $0.60 per share.

Michael Cavanaugh, Malachite’s Chief Executive Officer stated, “This capital raise with strategic partners marks a significant milestone in our Company’s value creation process. We now have the requisite capital to further advance our ESG-centric mission of creating a market-leading environmental services business that improves the health and wellness of our planet, with a particular focus on economically challenged regions such as Appalachia.” Cavanaugh added. “Indemnity National and Tower IV are sophisticated investors with long track records of success. We believe their investment in Malachite validates our strategic vision and provides the capital necessary to execute our operating plan and create long-term value for our shareholders. Indemnity National provides environmental surety bonds and insurance to mining and energy industries, and we believe it has the strong potential to become a future reclamation services partner of Range Environmental Resources.”

Range Share Purchase

Malachite and Daedalus entered into a Share Purchase Agreement with Range Environmental Resources, Range Natural Resources, and their sole shareholders, Jeremy Starks and Joshua Justice. In exchange for 80% of the outstanding common stock of each of the Range entities, Malachite issued 5,000,000 shares of its common stock to each of Messrs. Starks and Justice, and Daedalus paid each of them an amount equal to $500,000. Range Environmental Resources is an environmental services business that primarily focuses on the reclamation of former coal mines and the remediation of non-compliant streams and waterways. Range Natural Resources is a recently-formed entity that will extract natural resources incidental to the reclamation and remediation services provided by Range Environmental Resources.

“Closing our first ESG acquisition is expected to serve as a catalyst for the acquisition and organic growth of several additional ESG opportunities that complement Range with the goal of creating a large, multi-faceted earth-focused operating business unit with substantial revenues and profits,” stated Cavanaugh. “On behalf of our board, management and shareholders, I am thrilled to welcome Jeremy, Joshua and the entire Range team to our growing Malachite family,” added Cavanaugh.

About Malachite Innovations, Inc.

Headquartered in Cleveland, Ohio, Malachite Innovations, Inc. is an innovative socially-conscious company dedicated to improving the health and wellness of people and our planet. Malachite deploys this dual, interconnected strategy through two wholly-owned operating subsidiaries. Daedalus Ecosciences, our operating unit dedicated to improving the health and wellness of our planet through ESG investments, seeks to identify, invest in and reposition challenging environmental situations with a particular focus on technological innovations and eco-friendly solutions deployed in economically challenged communities. Graphium Biosciences, our operating subsidiary dedicated to improving the health and wellness of people, seeks to advance our broad portfolio of over 100 novel cannabinoid-glycoside compounds created using our proprietary enzymatic bioprocessing technologies to develop safe and effective novel treatments for chronic and debilitating conditions, with an initial focus on inflammatory bowel disease.

Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” as that term is defined in Section 27(a) of the Securities Act of 1933, as amended and Section 21(e) of the Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Although we believe that these statements are based on reasonable assumptions, they are subject to numerous factors that could cause actual outcomes and results to be materially different from those indicated in such statements. Such factors include, among others, the inherent uncertainties associated with new projects and development stage companies, timing of clinical trials and product development, business strategy and new lines of business. These forward-looking statements are made as of the date of this press release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-K for the most recent fiscal year, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Malachite Innovations, Inc.

Investor Relations

P: +1 (216) 304-6556

E: ir@malachiteinnovations.com

W: www.malachiteinnovations.com